Exhibit 3.9

STATE OF DELAWARE
SECREATARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 12/26/2002
020801097—3607761

CERTIFICATE OF FORMATION

OF

CHAPIN REVENUE CYCLE MANAGEMENT, LLC

1.	The name of the Limited Liability Company is Chapin Revenue Cycle Management, LLC.

2.	The address of the Limited Liability Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of the Limited Liability Company’s registered agent at such address is The Corporation Trust Company.

3.	This Limited Liability Company may engage in any activity or business permitted under the laws of the United States of America and of this State.

4.	This Limited Liability Company shall have one or more Members and such Members shall have rights in accordance with the Operating Agreement under which this Limited Liability Company is organized.

5.	Management of this Limited Liability Company is reserved to its Members in accordance with the Limited Liability Company Agreement.

6.	No Member shall be an agent of the Limited Liability Company solely by virtue of being a Member.

7.	The formation of the Limited Liability Company shall take place on January 1, 2003.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 26th day of December, 2002.

AUTHORIZED REPRESENTATIVE:

/s/ Keith Henthorne
Keith Henthorne